Exhibit 99.1

Watsco Achieved Record Sales, Maintained Solid Balance Sheet and Progressed With its Innovative Technologies

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 23, 2020 – Watsco, Inc. (NYSE: WSO) reported results for the quarter ended March 31, 2020 and provided commentary on its financial strength, culture of innovation and other important aspects of its business.

Financial Strength & Liquidity

Watsco has a solid balance sheet with little debt. At March 31, 2020, the Company had $51 million in cash, $156 million in borrowings drawn from its $560 million credit facility and $1.7 billion of shareholders’ equity. The Company believes this financial strength, its current highly-conservative leverage ratios, access to low-cost capital and its historical ability to generate cash flow provides comfort and confidence to customers, employees and OEM partners as well as affording Watsco the capacity to invest in almost any size opportunity.

As an historical example, Watsco nearly doubled the size of its business during the 2009 recession through the creation of Carrier Enterprise, a strategic joint venture with Carrier Corporation, whereby Watsco acquired a controlling interest in Carrier’s $1.8 billion HVAC distribution business. Substantial follow-on investments were made to build a larger Carrier Enterprise, which has proven to be a successful and prosperous partnership for both Watsco and Carrier.

Diversity of Geographic Markets, Customers and Products

Watsco operates the industry’s largest and most diverse distribution network, which we believe offers long-term stability, risk mitigation and opportunities to create competitive scale:

Geographic Markets. Watsco’s network consists of 603 locations in 38 states, Canada, Mexico and Puerto Rico and exports products to Latin America and the Caribbean. No single location accounts for more than 3% of total revenues and, on average, a location has approximately $8 million of sales with approximately seven employees operating from 20,000 square feet of warehouse space. This geographic diversity mitigates risk that a disruption in any one market can impact the whole. Multiple-location market coverage exists to provide the opportunity to meet our customer’s needs from several locations within a business region. The Company’s technology platforms are personalized and available to customers in all markets.

Customers. Watsco’s network processes and fulfills over 7 million sales orders annually to over 300,000 contractors and technicians, increasingly through the use of digital tools, including e-commerce and mobile apps. No single contractor customer represents more than 1% of revenue. Over 35 regional presidents, 603 location managers, 1,000 commissioned salespeople and 2,500 store personnel provide knowledge, support and service to local contractors. Products are generally purchased ‘when-needed,’ which is usually within minutes or hours of a contractor’s visit to a home or business. The Company estimates replacement and repair of HVAC systems accounts for approximately 80% of Watsco’s sales.

Products. Watsco offers a wide variety of air conditioning and heating equipment and related parts and supplies along with specialized refrigeration products sourced from more than 1,300 vendors, available in-store or on-line. The Company sources HVAC equipment (67% of first quarter sales) from 20 domestic and international OEMs and sells over 25 brand-names with a wide variety of price points, efficiencies and capacities to meet the needs of contractors, homeowners and businesses. To enable e-commerce and other digital solutions, Watsco has mastered the industry’s largest product information database with rich data for over 728,000 SKUs, offering customers product solutions nearly anywhere, anytime on any device.

Culture of Innovation

Given its leadership position and scale, Watsco is aggressively leveraging its technology platforms to better serve and protect customers and employees in the current environment, with the longer-term goal of further separating itself from the competition. Within days, Watsco responded to the COVID-19 pandemic with the launch of “contactless” sales and servicing capabilities, which have been well-received. Progress toward driving more widespread adoption of the Company’s technologies has been achieved and Watsco’s most active technology users continue to outperform non-users.

Watsco has sold over $1.4 billion of products through its e-commerce platform over the prior 12 months ended March 31, 2020 and the usage of e-commerce and contractor-facing mobile apps has accelerated in recent weeks. Watsco’s present run-rate for e-commerce is 36% of total sales compared to 29% at the end of 2019. Average-weekly users of its mobile apps have grown by 94% to more than 25,000 since a year ago.

Several other innovations to support and benefit our customers, in response to the COVID-19 crisis, have been launched and are gaining traction. Examples include, telephonic and digital customer outreach, digital customer training, a rapid customer onboarding process for e-commerce platforms, customized credit terms for qualifying customers, unique consumer financing through Watsco’s Credit-for-Comfort platform, and aggressive promotion of OnCallAir, Watsco’s digital sales platform that enables contractors to remotely generate proposals and close orders with homeowners.

Status and Response to the COVID-19 Pandemic

Relevant authorities have categorized Watsco’s business as essential and all locations remain open to serve the more than 300,000 contractors and technicians throughout its markets. Watsco’s decentralized management structure has empowered local leaders to quickly respond and make real-time decisions responsive to their local markets and customers, which can vary from state to state and location to location.

Albert H. Nahmad, Watsco’s Chairman and CEO stated, “These are unprecedented times and we are proud of the entrepreneurial spirit that is being displayed throughout Watsco, both in terms of handling the unique challenges posed by the pandemic as well as the development and launch of the many innovations that will serve us well now and in the long-term. Our scale, financial strength, strong relationships and long-term commitment to this industry all speak to the stability and longevity of our strategy.”

First Quarter Operating Results

Key performance metrics:

•	8% sales growth to a record $1.01 billion (2% increase on a same-store basis)

•	Earnings per share of 72 cents with net income attributable to Watsco of $31 million

•	Operating profit of $45 million with operating margins of 4.5% (4.9% on a same-store basis)

•	Gross profit increased 6% to a record $248 million (gross margins declined 50 basis-points)

•	SG&A increased 13%, reflecting 35 new or acquired locations (4% increase on a same-store basis)

•	Operating cash flow was $42 million versus $53 million last year

•	11% dividend raise on April 1, 2020 to $7.10 per share

Sales trends (excluding acquisitions):

•	2% growth in HVAC equipment (67% of sales), including 5% growth in U.S. residential markets

•	2% growth in other HVAC products (29% of sales)

•	Flat sales for commercial refrigeration products (4% of sales)

Mr. Nahmad further commented: “Watsco’s U.S. markets provided stability and growth during the quarter while international markets declined due to softer market conditions and strong comparisons from a year ago. As would be expected, current sales trends have decelerated in April and will vary greatly by geography as we move into the Summer selling season. Our leadership teams are adjusting to the needs of customers, reducing costs in affected markets and improving efficiency while sustaining service capabilities throughout our network.”

Cash Flow, Liquidity & Dividends

Operating cash flow was $42 million for the first quarter versus $53 million last year, both periods of comparatively strong cash flow. Over the last 12 months ended March 31, 2020, Watsco generated operating cash flow of $325 million or 113% of net income. The Company has targeted cash flow from operations to exceed net income in 2020. Since 2000, Watsco’s cumulative operating cash flow was approximately $2.7 billion compared to cumulative net income of approximately $2.6 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

In April 2020, the Company expanded its revolving credit facility to $560 million with no change to pricing or terms. The revolving credit facility matures in December 2023. At March 31, 2020, the Company’s debt-to-total capital ratio was 9%.

Watsco has paid cash dividends for 46 consecutive years. In February 2020, the Company announced an 11% increase in its annual dividend rate to $7.10 per share, which became effective in April 2020. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. Future dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial position.

Mr. Nahmad added: “We firmly believe our long-term philosophy of maintaining a strong balance sheet and low debt is a significant asset as we work through the short-term impacts of the pandemic. Watsco is well-positioned to support its customers, employees and OEM partners in the near-term, while actively looking to invest in products, locations and acquisitions to benefit the long-term.”

Technology

Watsco’s technologies continue to transform how HVAC/R contractor customers are served. The Company believes that speed, productivity and scale are critical factors to serve customers in a digital world and is investing heavily to ensure an unparalleled customer experience. Technology spending increased $1.1 million during the quarter (2 cents per share) and the annualized run-rate is approximately $37 million.

Watsco’s primary technologies include, interactive e-commerce and mobile apps, the industry’s richest repository of product information with over 728,000 SKUs, digital in-home proposal and financing platforms for use by contractors, a company-wide business intelligence platform to provide insights to 700+ P&L managers and their teams, proprietary order fulfillment software to enhance customer service, demand planning software to improve fill-rates and inventory turns and recently launched pricing optimization capabilities to enhance insight for local pricing decisions.

As an example, a typical contractor completes several steps to install a replacement system in a home: (1) receive a homeowner’s call, (2) schedule a visit, (3) find the location, (4) diagnose the problem, (5) specify and build a solution, (6) check for warranty, (7) check for product availability at a local distributor, (8) validate that efficiency regulations are met and pull a permit, (9) determine total job costs, (10) apply an appropriate markup, (11) calculate the retail sales price, (12) price-out a maintenance plan and/or long-term warranty, (13) present the proposal to the homeowner, (14) offer a consumer financing solution, (15) document homeowner acceptance, (16) place an order with a distributor (historically only during business hours), (17) pick up the order or schedule a delivery, (18) sign proof of purchase or delivery, (19) schedule a re-visit to the home, (20) dispatch a technician to ensure timely arrival, (21) install the solution properly in conformity with manufacturer specifications, (22) start-up the system and check for quality of installation, (23) accept and process the payment from the homeowner, (24) pay the distributor, (25) find a means to stay in touch with the homeowner, (26) register the homeowner’s warranty, (27) replenish truck stock for tomorrow’s jobs, and (28) develop and execute advertising and marketing strategies to find new business.

Historically, these steps above have been manual, paper-filled processes or phone calls between the homeowner, contractor and distributor, only during business hours and only when physically present, either in the home or at the distributor’s place of business.

Watsco’s technology roadmap to transform this customer-experience, defined more than 5 years ago, was imagined to transform a complete manual process into a complete digital process, using mobile platforms, available 24 hours a day, 7 days a week, whether in person or remotely. Significant progress has been made, primarily through internal invention and development.

Adoption and use of Watsco’s e-commerce platform continue to grow. The current run-rate for e-commerce sales as a percentage of total sales expanded to 36% versus 29% at December 31, 2019. On-line sales grew 12% during the first quarter on a 13% increase in the number of transactions. In terms of numbers of unique users, average weekly-users of Watsco’s mobile apps has grown 94% over the last year to more than 25,000 users. Many of the conventional ‘contact-points’ are ‘contactless’ by design. During the quarter, Watsco filled 33% more orders (over 800,000) using the digitized fulfillment software in its locations.

Watsco’s innovative proposal platform, OnCallAir® and its financing platform CreditForComfort® have also gained traction. During the first quarter, the gross merchandise value sold through OnCallAir® increased 109% to $50 million and for CreditForComfort® increased 55% on a 34% increase in transactions.

In May 2020, Watsco will hold a webinar for investors that are interested in learning more about these technologies and the progress being achieved in the marketplace.

Earnings Conference Call Information

Date: April 23, 2020

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures referring to “same-store basis,” which excludes the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months unless such locations are within close geographical proximity to existing locations. The Company also includes a non-GAAP measure, “debt-to-total capitalization”, as a means to describe the relative amount of interest-bearing bank debt to total capital. This ratio is calculated by dividing (i) the sum of all interest bearing bank debt by (ii) the sum of all interest-bearing bank debt and shareholders’ equity.

The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that more than 300,000 contractors and technicians visit or call one of its 603 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2020		2019
Revenues	$1,008,156		$931,278
Cost of sales	760,541		697,518

Gross profit	247,615		233,760
Gross profit margin	24.6%		25.1%

SG&A expenses	203,386		180,072

Other income	1,014		1,444
Operating income	45,243		55,132
Operating margin	4.5%		5.9%

Interest expense, net	790		776

Income before income taxes	44,453		54,356
Income taxes	8,206		10,552

Net income	36,247		43,804
Less: net income attributable to non-controlling interest	5,745		8,767

Net income attributable to Watsco	$30,502		$35,037

Diluted earnings per share:
Net income attributable to Watsco shareholders	$30,502		$35,037
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	5,233	(1)	4,924	(1)

Earnings allocated to Watsco shareholders	$25,269		$30,113

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,023,989		34,402,602
Diluted earnings per share for Common and Class B common stock	$0.72	(1)	$0.88	(1)

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amounts were $2.6 million in the first quarter of 2020 (7 cents per share) and $2.0 million in the first quarter of 2019 (6 cents per share). This dilution does not occur in quarterly periods or annual periods when net income allocated to non-vested restricted common stock exceeds dividends paid.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$51,236	$74,454
Accounts receivable, net	574,827	533,810
Inventories	942,815	920,786
Other	21,501	17,680

Total current assets	1,590,379	1,546,730
Property and equipment, net	97,443	98,523
Operating lease right-of-use assets	221,285	223,369
Goodwill, intangibles, net and other	672,722	687,539

Total assets	$2,581,829	$2,556,161

Accounts payable and accrued expenses	$451,130	$392,296
Current portion of lease liabilities	69,344	69,421

Total current liabilities	520,474	461,717
Borrowings under revolving credit agreement	156,143	155,700
Operating lease liabilities, net of current portion	152,065	154,271
Deferred income taxes and other liabilities	70,261	69,706

Total liabilities	898,943	841,394

Watsco’s shareholders’ equity	1,404,342	1,435,427
Non-controlling interest	278,544	279,340

Shareholders’ equity	1,682,886	1,714,767

Total liabilities and shareholders’ equity	$2,581,829	$2,556,161

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$36,247	$43,804
Non-cash items	17,593	13,632
Changes in working capital	(11,981)	(4,500)

Net cash provided by operating activities	41,859	52,936

Cash flows from investing activities:
Capital expenditures, net	(3,849)	(4,103)

Net cash used in investing activities	(3,849)	(4,103)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(61,238)	(59,965)
Net proceeds under revolving credit agreement	443	2,300
Other	1,407	2,809

Net cash used in financing activities	(59,388)	(54,856)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,840)	402

Net decrease in cash and cash equivalents	(23,218)	(5,621)
Cash and cash equivalents at beginning of period	74,454	82,894

Cash and cash equivalents at end of period	$51,236	$77,273